Exhibit (h)(2)

CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 10th, 2023:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and Fund dated July 10, 2023
“ALPS”	ALPS Distributors, Inc.
“Fund”	Alpha Alternative Assets Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Alpha Alternative Assets Fund

By:	/s/ Stephen Kyllo	By:	/s/ Chad Schafer

Name:	Stephen Kyllo	Name:	Chad Schafer

Title:	SVP & Director	Title:	Head of Affiliated Funds

Schedule A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.	Section 4(o) is deleted in its entirety and replaced with the following:

“(o)	ALPS, the Fund and the Fund’s investment adviser enter into agreements with financial intermediaries in connection with the sale of Fund shares (each, an ““Intermediary Agreement”). ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from the Fund or the Fund’s investment adviser, as applicable.”.
2.	#8 in Appendix A, which starts “Perform financial intermediary payments” is deleted in its entirety and replaced with the following:

“8. Perform financial intermediary payments & reporting on behalf of the Fund and the Fund’s investment adviser”.

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.